Exhibit 5

November 24, 2004

Board of Directors

News Corporation

1211 Avenue of the Americas

New York, New York 10036

Gentlemen:

We are acting as counsel to News Corporation, a Delaware corporation (the “Company”), in connection with its Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File Nos. 333-112428 and 333-112405) (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the issuance of 500,000 shares of Class A Common Stock, par value $0.01 per share, and 500,000 shares of Class B Common Stock, par value $0.01 per share (together, the “Shares”), under the News America 401k Savings Plan and the News America Savings Plan (the “Savings Plans”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1. An executed copy of the Registration Statement.

2. The Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on November 22, 2004 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3. The Amended and Restated By-laws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

4. Copies of the Savings Plans.

5. Certain resolutions of the Board of Directors of the Company adopted by unanimous written consent on November 8, 2004 and at a meeting held on November 17, 2004, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to, among other things, the authorization of (i) the Registration Statement and (ii) the reservation for issuance of the Shares and arrangements in connection therewith.

6. A certificate of the Secretary of the Company, dated as of November 24, 2004.

In our examination of the aforesaid documents, we have assumed the genuineness of all Signatures, the legal capacity of all natural persons, the accuracy and completeness of all original Documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the provisions of the Savings Plans, will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for your use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective time of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/    HOGAN & HARTSON L.L.P.